EXHIBIT 99.1

FOR IMMEDIATE RELEASE - April 7, 2004

The Enchanted Village, Inc. enters into a Share Exchange Agreement


      On April 2, 2004, The Enchanted Village, Inc., a Delaware corporation, (OTC BB: ECVL) entered into a Share Exchange Agreement pursuant to which it agreed to acquire Fairford Holdings Limited ("Fairford"), a Hong Kong limited liability company. Fairford owns 90% of the capital stock of Ruili Group Ruian Auto Parts Co., Ltd ("Ruili"), a Sino-foreign equity joint venture established pursuant to the Laws of the People's Republic of China on Chinese-Foreign Equity Joint Ventures.

      Ruili is engaged in the manufacture and sale of automobile valves and automobile valve related products.

      ECVL shall acquire all of the issued and outstanding common shares of Fairford in exchange for ECVL's issuance to the shareholders and designees of Fairford of shares of ECVL's convertible preferred stock which, after giving effect to the conversion to common stock and the acquisition, will represent 97.5% of the then issued and outstanding common shares of ECVL. At the close of the transaction, it is contemplated that a new board of directors will be designated by the Fairford shareholders. Additionally, Ruili plans to change its name to "SORL Auto Parts, Inc."

      ECVL's acquisition of Fairford is subject to the fulfillment and satisfaction of certain terms and condition. While the acquisition is presently expected to close in early May 2004, no assurance can be given that the parties will in fact be able to satisfy the conditions precedent to the transaction.

Contact:

         Kevin R. Keating, President
         The Enchanted Village, Inc.
         936A Beachland Blvd., Suite 13
         Vero Beach, Florida 32963
         (772)  231-7544

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All readers are encouraged to review the 8-K to be filed in connection with the acquisition discussed above, which outlines risk factors including debt obligations, deal terms and other relevant items. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the companies, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.